Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated August 23, 2021, with respect to the consolidated financial statements of Rivian Automotive, Inc. and subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to a change to the method of accounting for leases due to the adoption of Accounting Standards Codification Topic 842, Leases.

/s/ KPMG LLP

Detroit, Michigan

October 1, 2021